news                                                         UNIT CORPORATION
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        1000 Kensington Tower, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                     Telephone 918 493-7700, Fax 918 493-7714


                           Contact:     Larry D. Pinkston
                                        President and Chief Operating Officer
                                        (918) 493-7700

For Immediate Release...
August 2, 2004

            UNIT CORPORATION ANNOUNCES THE CLOSE OF TWO ACQUISITIONS

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that its wholly-owned subsidiary, Unit Drilling Company, has completed the acquisition of Sauer Drilling Company, a Casper-based drilling company and a wholly-owned subsidiary of Tom Brown, Inc. At closing, Unit paid $34.7 million in cash. The acquisition includes 9 drilling rigs, a fleet of trucks, and an equipment and repair yard with associated inventory, located in Casper, Wyoming.

     Unit Corporation also announced today that it has completed its acquisition of the 60% of Superior Pipe Line Company LLC that it did not already own for $19.8 million. Superior Pipeline is a mid-stream company engaged primarily in the gathering, processing and treating of natural gas. The company owns one natural gas treatment plant, two processing plants, 12 active gathering systems and 375 miles of pipeline. Cash flow (net income plus depreciation) for the company was $4.5 million in 2003. Superior operates in western Oklahoma and the Texas Panhandle and has been in business for 8 years.

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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.


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     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including future rig utilization and dayrates, the number of wells to be drilled by the company, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.